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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of Earliest Event Reported):  JUNE 3, 2002


                               EB2B COMMERCE, INC.
               (Exact Name of Registrant as Specified in Charter)


         New Jersey                 0-10039                  22-2267658
(State or Other Jurisdiction of   (Commission             (I.R.S. Employer
         Incorporation)           File Number)         Identification Number)



        665 BROADWAY, NEW YORK, NEW YORK                        10012
(Address of Registrant's Principal Executive Offices)         (Zip Code)

                                 (212) 477-1700
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

         On June 6, 2002, the Company entered into a Sub-Sublease Termination Agreement (the "Termination Agreement") with 757 Third Avenue Associates, LLC, the landlord for the Company's office space located at 757 Third Avenue, New York, New York (the "Premises"), pursuant to which the Company terminated its Sub-Sublease Agreement with the landlord, which otherwise would have expired in April 2007, and relinquished all of its right, title and interest in and to the Premises as of June 30, 2002. The Premises had, until recently, been the executive offices of the Company. In May 2002, the landlord had drawn down approximately $720,000 of a $1,300,000 security deposit then held by it reflecting payment of rent by the Company for the Premises for the months of October 2001 through May 2002. Pursuant to the Termination Agreement, the Company agreed (i) to forfeit to the landlord the remaining amount of its security deposit, of approximately $580,000, held by the landlord under the Sub-Sublease Agreement, and (ii) to issue to the landlord a ten-year warrant to purchase 240,000 shares of the Company's common stock at an exercise price determined by the formula stated in the Termination Agreement. In consideration therefore, the Company was relieved of any debts, liabilities, and claims by the Landlord against the Company and released from its obligations under the Sub-Sublease Agreement accruing prior to and after June 30, 2002, with certain limited exceptions as set forth therein. The Company sought to enter into the Termination Agreement because the Premises were substantially in excess of the current needs of the Company, were an inordinate expense and were no longer needed in view of the move of the Company's executive offices to 665 Broadway, New York, New York, the facilities of a company acquired by the Company in January 2002. As of March 31, 2002, the Company had accrued on its balance sheet an approximate $1,894,000 liability, of which $1,299,000 was current and $595,000 was long-term, to reflect the then estimated liability to terminate the Sub-Sublease Agreement. Reference is made to the Termination Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

         On June 3, 2002, eB2B Commerce, Inc. (the "Company") received correspondence from The Nasdaq Stock Market stating that its common stock has not maintained a minimum bid price of $1.00 over the last 30 consecutive trading days as required by Marketplace Rule 4310(c)(4). The Company has been provided 180 days, or until December 2, 2002, to regain compliance. If at any time before December 2, 2002, the bid price of the Company's common stock closes at $1.00 or more per share for a minimum of 10 consecutive trading days (or more at Nasdaq's discretion), then the Company will achieve minimum bid price rule compliance. If the Company is unable to demonstrate compliance on or before December 2, 2002, Nasdaq will determine whether the Company meets the initial listing criteria under Marketplace Rule 4310(c)(2)(A) and, if so, the Company will be granted an additional 180 day grace period to demonstrate compliance. Otherwise, Nasdaq will notify the Company that its common stock will be delisted. At that time, the Company may appeal this decision to a Nasdaq Listing Qualifications Panel.

         On June 6, 2002, the Company received correspondence from The Nasdaq Stock Market indicating that its common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000 as required for continued inclusion by Marketplace Rule

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4310(c)(7).  The Company has been provided 90 days,  or until  September 4,
2002, to regain compliance. If at any time before September 4, 2002, the MVPHS of the common stock is $1,000,000 or more for a minimum of 10 consecutive trading days (or more at Nasdaq's discretion), then the Company will achieve minimum MVPHS compliance. Otherwise, Nasdaq will notify the Company that its common stock will be delisted. At that time, the Company may appeal the decision to a Nasdaq Listing Qualifications Panel.

         The 180 day period relates exclusively to the bid price deficiency and the 90 day period relates exclusively to the MVPHS deficiency.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (C)      EXHIBITS.

         10.1     The Termination Agreement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2002


                                       eB2B Commerce, Inc.


                                       By:      /s/ Richard S. Cohan
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                                           Name:  Richard S. Cohan
                                           Title: Chief Executive Officer
                                                  and President